ST. JUDE MEDICAL
Supplier Quality Agreement - Components

THIS SUPPLIER QUALITY AGREEMENT (this “Agreement”) is entered into and made effective this  10th  day of  February, 2016 (“Effective Date”) by and between NVE Corporation with a mailing address of 11409 Valley View Rd., Eden Prairie, MN 55344 (“Supplier”) and:   (check one)

[   ] St. Jude Medical, Cardiology Division, Inc., with a mailing address of 5050 Nathan Lane, Plymouth,
     Minnesota 55442 USA (“SJM”)
[X] Pacesetter, Inc., with a mailing address of 15900 Valley View Court, Sylmar, CA 91342 USA (“SJM”)
[   ] Advanced Neuromodulation Systems, Inc., with a mailing address of 6901 Preston Road, Plano, Texas
     75024 USA (“SJM”)
WHEREAS, various foreign and domestic laws, regulations and standards relating to quality requirements for medical devices require SJM to have written agreements in place with certain of its suppliers;

WHEREAS, the parties herein wish to address quality assurance matters relating to the Components (as defined below) that SJM may purchase from Supplier from time to time.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and for other good and valuable consideration of which receipt is acknowledged, the parties agree as follows:

1.     GENERAL

     1.1     CHANGE NOTIFICATION. Supplier shall notify SJM promptly, but in all cases within ten (10) days, of Supplier becoming aware of a potential change to the Components (a "Proposed Change"). Supplier shall not implement any Proposed Change without SJM's prior written approval, which SJM shall not unreasonably withhold. If the Proposed Change is approved by SJM, Supplier agrees to delay the implementation of the Proposed Change as necessary to allow for SJM to obtain any regulatory clearances and/or approvals. If the Proposed Change may affect the performance, safety or effectiveness of the Components, Supplier shall furnish SJM a detailed, written description of the nature, type and extent of the Proposed Change and the reason for the Proposed Change at least one hundred eighty (180) days in advance of Supplier's proposed implementation date for the Proposed Change.

     Proposed Changes that may affect the performance, safety or effectiveness of the Components include, but are not limited to, changes to the following:
(a)	Composition or performance of the Component;
(b)	Processing or monitoring of the Component;
(c)	Quality control method(s) relating to the Component;
(d)	Location of any facility where the Component is manufactured;
(e)	ISO certification status or other regulatory status;
(f)	Significant document control system or traceability system change;
(g)	Quality system and/or organizational structure potentially impacting the manufacturing and the quality of the Component;
(h)	Supplier's suppliers that supply components incorporated into the component;
(i)	Supply chain or manufacturing processes that significantly alter, positively or negatively,

86060 Ver. B Supplier Quality Agreement Template	Page 1 of 8
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Supplier Quality Agreement - Components

Supplier's environmental impact.

     1.2     VENDORS AND CONTRACTORS. Supplier maintains and exercises appropriate controls over any and all vendors and contractors that provide services or products to Supplier that may impact the quality of Components. All services and products provided to Supplier and used for the Components comply in all material respects with applicable laws and are adequate to ensure that the Components comply with their Specifications

     1.3     PRODUCT CONFORMITY. Shipments of Components to SJM will be accompanied by a Certificate of Conformance or Certificate of Analysis. SJM will notify Supplier after receipt of the Components if any of the Components fail to meet Specifications. Supplier may, at its option and at its expense, re-inspect the Components at SJM's premises or perform the re-inspection at its own facilities. In the event of reported Components damage or failure of the Components to meet the Specifications, both parties will support each other in conducting failure investigations. To this end, Supplier agrees to provide documentation to SJM relevant to the manufacture of the Components.

     1.4     PACKAGING. The Components will be suitably packed for transit per the Specifications and in a manner that prevents deterioration or damage during transit to SJM's facility. Where packaging requirements are specified by SJM, packaging will be considered part of the Component for purposes of this Agreement.

     1.5     LABELING. SJM is responsible for user information and labeling of any finished medical device, with assistance from Supplier as requested, regarding form and content. However, SJM shall be solely responsible for all final decisions relating to user information and labeling of the finished medical device. All Components supplied to SJM shall have, at a minimum, the following identification information: Supplier Name, SJM Part Number, Lot Number and Quantity shipped. Additional required information may be set forth in Specifications.

     1.6     IDENTIFICATION. As further specified in Article 4, Supplier will maintain identification to the raw material lots used in the fabrication of the Components for a minimum period of seven (7) years from date of shipment to SJM. Supplier will retain Device History Records (as that term is defined in 21 CFR 820.3(i)) for a minimum period of twenty-five (25) years (implantables) or fifteen (15) years (capital equipment components/devices) or seven (7) years (disposable components/devices) from date of shipment to SJM. Supplier will provide a copy of Device History Records and related Device Master Records (as those terms are defined in 21 CFR 820.3(i) and (j)) upon SJM's request. Requested copies will be provided within five (5) business days.

     1.7     RAW MATERIALS. The Components shall not contain materials derived from animal or human tissue or other biological substances, unless otherwise disclosed in writing to SJM.

2.     COMPLAINTS / PRODUCT EVALUATION / NONCONFORMANCES

        SJM will file all reports it determines are required by FDA's Medical Device Reporting (MDR), Medical Device Directive's Vigilance Reporting regulations, and any other reports required by applicable regulating agencies. Upon SJM's receipt of any customer complaint or other information alleging or indicating that any Component is defective and if the allegedly defective Component is returned to SJM, SJM may perform an initial internal product evaluation and, if a preliminary determination is made that the possible defect is design or manufacturing related, SJM may thereafter notify and forward the allegedly defective Component to Supplier's product evaluation department and require Supplier to perform an independent failure analysis of the returned Component(s).

Supplier will cooperate with and assist SJM in preparing and submitting any report requested by SJM. If SJM returns to Supplier either allegedly defective Components or samples of Components suspected to have problems
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This confidential document is the property of St. Jude Medical and shall not be reproduced, distributed, disclosed or used without the express written consent of St. Jude Medical.

ST. JUDE MEDICAL
Supplier Quality Agreement - Components

or defects, Supplier shall, upon written request, return such Components to SJM after Supplier has performed the necessary analysis. Supplier will promptly correct any and all root cause(s) of any identified nonconformance and provide documentation evidencing the completion and effectiveness of such corrections to SJM upon request.
Supplier will promptly notify SJM of any known or suspected noncompliance or nonconformance to Specification(s), whether known from Supplier's internal quality or other activities or information, or from third-party complaints, regulatory bodies, or other sources. If Supplier becomes aware of any reason that will cause Components not to comply with any Specification(s), Supplier will notify SJM promptly and in advance of occurrence of the noncompliance.

3.     SUPPLIER SITE AUDITS

        Supplier will allow SJM to perform quality assurance inspections and audits of Supplier's facility(ies) during regular business hours and upon ten (10) business day advance written notice to Supplier unless SJM requires, in good faith, more immediate access to Supplier's facility(ies), in which case Supplier will not unreasonably deny SJM access to its facility(ies). Additionally, if SJM determines an audit of Supplier's subcontractor is necessary, Supplier agrees it shall use commercially reasonable efforts to obtain subcontractor approval for SJM to conduct such audits. Supplier will cooperate with SJM's inspector and will provide SJM access to non-proprietary information and/or records that are associated with supplied Components in order to properly perform any such inspection or audit. In cases where SJM has a reasonable need to review proprietary information and/or records to determine the quality of the Components supplied, Supplier will cooperate in good faith with respect to the manner in which such records will be reviewed. The audit may include, without limitation, records relating to manufacturing compliance with the applicable specifications, quality control inspection reports and procedures, design history requirements, and compliance to applicable United States Food and Drug Administration ("FDA") and international quality system regulatory requirements. If SJM requires any corrective action from Supplier in connection with such audits for non-conformances, Supplier will take said corrective action or will promptly inform SJM in writing of the reasons why Supplier believes such corrective action is not required or cannot be completed within the time period set forth by SJM. Following completion of corrective action by Supplier, SJM may conduct a follow-up audit to verify completeness and effectiveness of any agreed upon and documented corrective action. Further actions may result if, in SJM's judgment, the corrective actions cannot be verified and/or are believed to be ineffective in preventing further occurrences, up to and including termination of the parties' commercial relationship.

4.     REGULATORY

        SJM must comply with specific quality system requirements, including current revisions of US FDA 21 CFR 820, EN/ISO 13485 and 14971, and Japan's Ministry of Health, Labour and Welfare (MHLW) Ministerial Ordinance No. 169. Supplier warrants that its manufacturing processes and systems and the Components comply with all applicable specifications, laws and regulations including but not limited to 21 CFR Part 820, at all times during this Agreement.

        Supplier will notify SJM within five (5) business days of receiving any advance notice of a planned inspection of any Supplier facility(ies) involved with manufacturing, assembly, or packaging of Components by any international, national or local regulatory or legal compliance agency or organization, e.g., US FDA, EU Notified Body, EU Competent Authority, and CE mark certification organizations. If any regulatory or legal agency or organization commences an inspection of any such Supplier facility(ies) without providing advance notice to Supplier, Supplier will notify SJM within one (1) business day of the commencement of such inspection.
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This confidential document is the property of St. Jude Medical and shall not be reproduced, distributed, disclosed or used without the express written consent of St. Jude Medical.

ST. JUDE MEDICAL
Supplier Quality Agreement - Components

     If Supplier is issued inspectional observations or citations (e.g., US FDA Form FDA-483 or similar document) or any other correspondence or notification from a regulatory or legal organization asserting any noncompliance(s) affecting Components or any facility(ies) used to manufacture, hold, or process Components (including but not limited to a US FDA Warning Letter or untitled letter), Supplier will notify and provide a copy of the observations, citations, or other notification or correspondence to SJM within one (1) business day of its issuance to Supplier. Supplier will respond to any such communication in writing within any requested or applicable time frame (e.g., 15 days for US FDA Form-483 or Warning Letter) and will provide a copy of its response to SJM at the time submitted to the relevant regulatory or legal organization. Prior to submitting its response, Supplier will allow SJM reasonable time to review the planned response insofar as the response relates to the Components or their manufacture, packaging, or processing.

     Supplier agrees that entities with regulatory oversight of SJM's products (e.g., EU Notified Body, EU Competent Authority, or US FDA) may examine all records and information, including technical documentation, associated with the Components to the extent authorized by law or regulation, and may audit Supplier's and its subcontractor's manufacturing facilities to the extent and in any manner authorized by law or regulation.

     Table 1 identifies Supplier's record retention responsibilities. Supplier must notify SJM prior to destroying any records listed in Table 1 that are associated with Components, and agrees to send the records to SJM upon request, in lieu of destroying the records.

     Checkmark below indicates which type of SJM devices supplied Components are utilized in relation to requirements surrounding record retention periods.

Serviceable devices [   ]
Disposable devices [   ]
Implantable devices [X]
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This confidential document is the property of St. Jude Medical and shall not be reproduced, distributed, disclosed or used without the express written consent of St. Jude Medical.

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Supplier Quality Agreement - Components

Table 1: Primary Supplier Record Retention Requirements

Record Description	Supplier Retention Period for Components Used in Serviceable Devices	Supplier Retention Period for Components Used in Disposable Devices	Supplier Retention for Components used in Implantable Devices
Calibration Records	15 years	7 years	25 years
Customer Shipment Records	15 years	7 years	25 years
Design Specifications	15 years	7 years	25 years
Device History Files	15 years after last device has been manufactured	7 years after last device has been manufactured	25 years after last device has been manufactured
Device History Records	Non-Disposable Devices - 15 years after last device has been manufactured	7 years after manufacturing date	25 years after manufacturing date
EU Technical File/Design Dossier	Permanent	Permanent	Permanent
Facility Records, including, but not limited to: Water System, HEPA and Maintenance	15 years	7 years	25 years
In-Process and Final Product Test Records	15 years after last device has been manufactured	7 years after last device has been manufactured	25 years after last device has been manufactured
Lot History Records	15 years	7 years	25 years
Manufacturing Processes and Instructions	15 years	7 years	25 years
Raw Material / Component Traceability Records	15 years	7 years	25 years

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This confidential document is the property of St. Jude Medical and shall not be reproduced, distributed, disclosed or used without the express written consent of St. Jude Medical.

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Supplier Quality Agreement - Components

Record Description	Supplier Retention Period for Components Used in Serviceable Devices	Supplier Retention Period for Components Used in Disposable Devices	Supplier Retention for Components used in Implantable Devices
Process Qualification (including tooling and fixtures) and Process Validation Documentation	15 years after last device has been manufactured	7 years after last device has been manufactured	25 years after last device has been manufactured
Process Risk Assessment documentation (i.e. FMEA)	15 years	7 years	25 years
Product and Label Specifications	15 years	7 years	25 years
Sterilization Process and Test Records	15 years after last device has been manufactured	7 years after last device has been manufactured	25 years after last device has been manufactured
Identity of Subcontractors of Supplier used in the manufacture, processing, testing, or inspection of SJM product.	15 years	7 years	25 years
Technical Records	Permanent	Permanent	Permanent

5.     FIELD ACTION

        If either Supplier or SJM determines or is required or requested by any regulatory agency or other legal authority to undertake a field action relating to any of the finished devices incorporating Components, the non-acting party will cooperate and assist in locating and retrieving the finished medical devices or Components and provide applicable documentation to the party conducting the field action as reasonably necessary. Further actions may result in the event such field action is due to Supplier's failure to meet its quality system requirements or if Components do not conform to Specifications.
        If Supplier undertakes a field action (whether on its own initiative or at the request of a third-party other than SJM) or is required or requested by any regulatory agency or other legal authority to undertake a field action, and such field action relates to any Components or finished products that incorporate Components, Supplier shall notify SJM as promptly as possible and no later than two (2) business days after the decision, request, or requirement to undertake the field action, as applicable.

6.     CERTAIN DEFINITIONS

        For purposes of this Agreement: (a) "Component" means all constituent parts, elements, ingredients, assemblies, sub-assemblies, raw materials, or similar items incorporated into an SJM medical device, which Supplier is qualified to supply to SJM and which SJM may purchase from time to time from Supplier; and (b) "Specification" means the detailed description of the requirements for a Component as set forth in the technical drawings or other documentation associated with such Component. Unless otherwise provided, all terms used in this Agreement that are defined in the QSR or other FDA regulations have the meanings set forth in those regulations.

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This confidential document is the property of St. Jude Medical and shall not be reproduced, distributed, disclosed or used without the express written consent of St. Jude Medical.

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Supplier Quality Agreement - Components

7.     SJM AFFILIATES

        This Agreement shall apply to all Components supplied to any SJM Affiliate and any such Affiliate shall be deemed a third party beneficiary of this Agreement. For purposes hereof, "Affiliate" means any entity that, from time to time, directly or indirectly controls, is controlled by, or is under common control with SJM, or that is a successor (including, without limitation, by change of name, dissolution, merger, consolidation, reorganization, sale or other disposition) to SJM or its business and assets. Other than as expressly set forth in this Section, this Agreement does not and is not intended to confer any rights or remedies upon any person other than the parties.

8.     NOTICES TO SJM

        Any notices to be given by Supplier to SJM pursuant to this Agreement shall be sent via email to the SJM Supplier Quality Manager at each affected ship-to site. In addition to email notification, any notices concerning matters set forth in Section 1 (General), Section 2 (Complaints/Product Evaluation/Nonconformances), Section 3 (Supplier Site Audits), Section 4 (Regulatory) or Section 5 (Field Action) shall also be sent to the SJM Supplier Quality Manager at each affected ship-to site by certified or registered mail, return receipt requested, postage prepaid by FedEx or comparable overnight or express mail service with delivery confirmation.

9.     CHOICE OF LAW/FORUM/VENUE

        Any provisions relating to choice of law, forum or venue set forth in a supply agreement, purchase order or similar commercial agreement between SJM and Supplier relating to the purchase and sale of Components shall likewise apply to this Agreement with respect to matters arising hereunder relating to such Components.

10.   TERM

        This Agreement is effective as of the Effective Date and shall remain in effect for so long as any Components furnished by Supplier to SJM may be in use.

11.   ASSIGNMENT

        Neither party may transfer or assign this Agreement or any of its respective rights or obligations hereunder to any third party, either directly or by operation of law, without the prior written consent of the other party, which consent will not be unreasonably withheld, except that no consent or notice will be required if SJM assigns this Agreement or any of its respective rights or obligations hereunder to an Affiliate..

12.   COMPLETE AGREEMENT/MODIFICATIONS/WAIVERS/SEVERABILITY

        This Agreement contains the complete agreement between the parties relating to the subject matter hereof and there are no other promises, representations, inducements, terms or conditions, except as herein provided. This Agreement supersedes and terminates all prior agreements, whether oral or written, relating to the subject matter hereof, and any actual or alleged promises, representations, inducements, terms, conditions or agreements relating to the subject matter hereof which are not expressly made a part of this Agreement are invalid, void and unenforceable. This Agreement may be modified only by written agreement signed by duly authorized officers of each party. Waiver by a party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any prior, concurrent or subsequent breach. None of the provisions of this Agreement are considered waived by a party except when such waiver is given in writing.
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This confidential document is the property of St. Jude Medical and shall not be reproduced, distributed, disclosed or used without the express written consent of St. Jude Medical.

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Supplier Quality Agreement - Components

        In the event any provision in this Agreement is held to be invalid or unenforceable, all other provisions of this Agreement are deemed severable and will remain enforceable to the full extent permitted by law.

13.   COUNTERPARTS/FACSIMILE SIGNATURES

        This Agreement may be executed in counterparts, each of which are deemed an original, but which together constitute one and the same instrument. Copies of signatures sent by facsimile transmission or by PDF scan/email transmission are deemed to be originals for purposes of execution and proof of this Agreement.

IN WITNESS WHEREOF, the authorized representatives of the parties have executed this Agreement as of the Effective Date.

NVE Corporation	SJM

By: /s/ Daniel A. Baker	By: /s/ STEVE WALSTROM
(Signature)	(Signature)

Name: Daniel A. Baker	Name: STEVE WALSTROM
(Printed Name)	(Printed Name)

Title: President and CEO	Title: SR. DIRECTOR, SUPPLIER ASSURANCE
(Position in company)	(Position in company)

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This confidential document is the property of St. Jude Medical and shall not be reproduced, distributed, disclosed or used without the express written consent of St. Jude Medical.